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                                                                    EXHIBIT 99.1

New Focus, Inc. (ticker: NUFO, exchange: NASDAQ) News Release - 15-Oct-2001

NEW FOCUS ANNOUNCES MANAGEMENT CHANGE; R. CLARK HARRIS REPLACES KENNETH E. WESTRICK AS PRESIDENT AND CEO


     SAN JOSE, Calif., Oct 15, 2001 /PRNewswire via COMTEX/ -- New Focus, Inc., (Nasdaq: NUFO), a leading supplier of innovative fiber-optic products for next-generation optical networks under the Smart Optics for Networks(TM) brand, today announced that Kenneth E. Westrick has resigned as the company's president and chief executive officer and as a member of the company's board of directors for personal reasons. R. Clark Harris, chairman of New Focus' board of directors, has been elected to serve as the company's president and chief executive officer. Mr. Westrick will work with Mr. Harris on special transition assignments through the end of this year.

     Mr. Harris has served as a director of New Focus since December 1998 and as the chairman of the board since August 2001. Mr. Harris is also currently a partner at NorthEast Ventures, a firm that provides strategic consulting and advisory services to high technology companies. Prior to joining NorthEast Ventures, he served as president of a major division of Uniphase, now JDS Uniphase, for three years. Before joining JDS Uniphase in 1995, Mr. Harris spent 19 years at United Technologies Corporation in various operating positions, including senior vice president of the Sikorsky Aircraft Division.


     "We want to thank Ken for his contributions to New Focus over the past four years. Under his leadership New Focus broadened its product offerings into the telecommunications market, expanded its worldwide manufacturing capabilities, and deepened its research and development efforts. Additionally, he strengthened the company's financial resources through multiple private and public financings. New Focus completed its initial public offering in May 2000 and a secondary public offering in August 2000, raising nearly $550 million to finance the company's future development. In light of the demands over the past four years, Ken now wishes to spend more time with his family and we wish him well," said Harris.


     "The board of directors is very pleased that Clark has accepted an expanded role at the company. Clark's extensive operating and management experience in the telecommunications and other industries will be invaluable to New Focus as the company navigates through the difficult business challenges ahead," said Bob Pavey, board member of New Focus and general partner at Morgenthaler Ventures.

     About New Focus:

     New Focus designs, manufactures and markets innovative fiber-optic products for next-generation optical networks. The company's Smart Optics for Networks(TM) products enhance the performance of next-generation optical networks by enabling higher channel counts, faster data rates, longer reach lengths, new service capabilities, and lower costs of ownership. Founded in 1990, the company remains a leader in the creation of advanced optical products for the commercial and research marketplaces. The company is headquartered in San Jose, California and has operations in Camarillo, California, Madison, Wisconsin, and Shenzhen, People's Republic of China.


     For more information about New Focus visit the company's Internet home page at http://www.newfocus.com, call our Investors Relations Department at 408-284-NUFO, or e-mail us at investor@newfocus.com.


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     SOURCE New Focus, Inc.

     CONTACT: Julie McHenry of Wilson McHenry Company, +1-415-227-1201, jmchenry@wilsonmchenry.com, for New Focus, Inc.; or William L. Potts, Jr. of New Focus, Inc., +1-408-284-5184, bpotts@newfocus.com URL: http://www.newfocus.com http://www.prnewswire.com